EXHIBIT 99.1

FOR IMMEDIATE RELEASE

CONTACT: John Gaedert
Spartan Motors, Inc. (517) 543-6400
or
Jeff Lambert, Mary Ann Sabo (mail@lambert-edwards.com)
Lambert, Edwards & Associates, Inc. (616) 233-0500

Spartan Motors Board Appoints Search Committee for CEO Successor
Board Members Also Approve Appointment of Executive Search Firm

CHARLOTTE, Mich., February 28, 2001 - Spartan Motors, Inc. (Nasdaq: SPAR) today announced that a special committee of the Company's board of directors, comprised solely of outside directors, has been formed to conduct a process of finding a replacement for outgoing chairman and CEO George Sztykiel. The board has also decided to retain an executive search firm to help facilitate this process.

Spartan Motors, a Charlotte, Mich.-based manufacturer of custom chassis and emergency vehicles, said the board of directors is responsible for putting into place a strategic growth plan for the Company, including evaluating the leadership structure.

"I am confident in the committee's ability, as it looks both inside and outside the Company, to produce the right structure and find a successor who will capitalize on our current standing in the industries we serve," said Sztykiel, who announced in January that he would not seek re-election in 2002. "We have renewed our focus on our core competencies, just announced a great fourth quarter, and are excited about future growth opportunities in all our market segments."

Sztykiel, 71, founded Spartan Motors 25 years ago when he and three colleagues began building fire truck chassis and cabs in a small garage in Charlotte. Spartan focused on fire trucks for the next decade, using custom chassis to differentiate itself from its mass-produced competition. Looking for ways to leverage its engineering expertise to related markets, the Company began building custom chassis for Class A motorhomes in 1986, followed by other heavy-duty specialty vehicles.

Spartan Motors, Inc. (www.spartanmotors.com) is a leading developer and manufacturer of custom chassis for recreational vehicles, fire trucks, ambulances and other specialty vehicles. The Company also owns fire and rescue vehicle manufacturers Luverne Fire Apparatus, Quality Manufacturing and Road Rescue, Inc.

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